UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2005

CONSTELLATION ENERGY GROUP, INC.

Exact name of registrant as specified in its charter

1-12869	MARYLAND	52-1964611
Commission File Number	(State of Incorporation of both registrants)	IRS Employer Identification No.

750 E. PRATT STREET, BALTIMORE, MARYLAND	21202
(Address of principal executive offices)	(Zip Code)

410-783-2800

(Registrants’ telephone number, including area code)

NOT APPLICABLE

 (Former name, former address

 and former fiscal year, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On February 24, 2005, the Compensation Committee of the Board of Directors (the “Committee”) approved the performance metrics that will be used to determine the amount of 2005 awards under Constellation Energy’s annual incentive plans (collectively, the “AIP”) for approximately 150 employees (which includes each of the executive officers that will be named in Constellation Energy’s 2005 annual meeting proxy statement (the “Named Executive Officers”), except Thomas Brooks, President of Constellation Commodities Group).  The aggregate maximum AIP award will be based on a combination of 2005 adjusted earnings per share and business unit and individual performance assessments.  Mr. Brooks’ 2005 award will be based upon Constellation Energy, Commodities Group and individual performance, subject to a maximum of $5 million.

The Committee also granted performance unit awards and stock options pursuant to Constellation Energy’s long-term incentive plans (collectively, the “LTIP”) to approximately 150 employees (which includes all of Constellation Energy’s Named Executive Officers).  The performance units’ value will be determined by comparing Constellation Energy’s total shareholder return (“TSR”) over the 2005-2007 period relative to the total shareholder return provided by the returns of the investment grade-rated large and mid-cap companies in the Dow Jones Electricity and Multiutilities Indexes or, in certain circumstances, the S&P 500 Index.  Employees may receive from 0-200% of the initial award value based on relative TSR performance.  Mr. Brooks, Michael Wallace and E. Follin Smith, executive officers of Constellation Energy, also received awards of restricted stock under the LTIP.  The terms of the foregoing grants to Constellation Energy’s Named Executive Officers are consistent with the Executive Long-Term Incentive Plan and form of award agreements filed as Exhibit 10(d) to Constellation Energy’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

Date:	March 2, 2005	/s/ E. Follin Smith
E. Follin Smith, Executive Vice President and
Chief Financial Officer of Constellation Energy Group, Inc.
.